Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor/Media Contact:
Stephen Anderson - 336-436-5076
Company Information: www.labcorp.com
358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP ANNOUNCES CHANGE TO BOARD OF DIRECTORS
Adam H. Schechter Named to the Board of Directors Effective April 1, 2013

Burlington, NC, March 11, 2013 - Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) today announced that Adam H. Schechter, Executive Vice President and President, Global Human Health, Merck, has been appointed to its Board of Directors, effective April 1, 2013.

“We are delighted that Adam, one of the most senior executives at a global healthcare leader in prescription medicines, vaccines, biologic therapies, and consumer care, has accepted our invitation to join the LabCorp Board of Directors,” said David P. King, Chairman and Chief Executive Officer. “His extensive business and management experience at Merck includes global and U.S.-focused roles in sales and marketing, as well as business and product development. Adam's capabilities will bring a unique and invaluable perspective to LabCorp as we continue to execute on our five pillar business strategy.”

Mr. Schechter joined Merck in 1988 as a sales representative and has held a number of professional, managerial and executive roles in Merck's global pharmaceuticals business.  He is a member of Merck's executive committee and pharmaceutical and vaccines operating committee. Prior to becoming President, Global Human Health, Mr. Schechter served as President, Global Pharmaceutical Business from 2007 to 2010. Mr. Schechter serves on the board of directors for the European Federation of Pharmaceutical Industries and Associations. He is a Board Member for Water.org and an Executive Board Member for the National Alliance for Hispanic Health. Mr. Schechter is also a member of Global 50, and has been a member of the National Pharmaceutical Committee, the Healthcare Leadership Council, the Philadelphia CEO Chamber of Commerce Leadership Group, and on the boards of Merial and the Merck/Schering-Plough Pharmaceuticals joint ventures.

About LabCorp®

Laboratory Corporation of America® Holdings, an S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $5.7 billion in 2012, over 34,000 employees worldwide, and more than 220,000 clients, LabCorp offers more than 4,000 tests ranging from routine blood analyses to reproductive genetics to companion diagnostics. LabCorp furthers its scientific expertise and innovative clinical testing technology through its Specialty Testing Group: The Center for Molecular Biology and Pathology, National Genetics Institute, ViroMed Laboratories, Inc, The Center for Esoteric Testing, Litholink Corporation, Integrated Genetics, Integrated Oncology, DIANON Systems, Inc, Monogram Biosciences, Inc, Colorado Coagulation, Cellmark Forensics, MedTox, and Endocrine Sciences. LabCorp conducts clinical trials testing through its LabCorp Clinical Trials division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our company, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2012, and subsequent SEC filings.

###